EXHIBIT 3.1
Previously, Sections 1 and 4, respectively, of ARTICLE V of the Amended and Restated By-Laws of UST Inc. (the “Company”) read as follows:
     “SECTION 1. Form of Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation (i) by the Chairman of the Board of Directors, the Vice Chairman or the President and (ii) the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.”
     “SECTION 4. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these By-Laws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by his attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be cancelled before a new certificate shall be issued.”
Sections 1 and 4, respectively, of ARTICLE V of the Company’s Amended and Restated By-Laws are amended in their entirety, effective August 4, 2005, as follows:
     “SECTION 1. Form of Certificates. Every holder of stock in the Corporation shall be entitled to have either (i) a certificate signed, in the name of the Corporation (x) by the Chairman of the Board of Directors, the Vice Chairman or the President and (y) the Secretary or an Assistant Secretary of the Corporation, or (ii) an uncertificated share.
     “SECTION 4. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these By-Laws. Except as otherwise provided by law with respect to uncertificated shares, transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by his attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be cancelled before a new certificate shall be issued.”